Exhibit 99.1

Viracta Therapeutics Reports Third Quarter 2022 Financial Results and

Provides Updates on Clinical Programs

Pivotal NAVAL-1 trial of Nana-val in Epstein-Barr virus-positive (EBV+) lymphoma open for enrollment at more than 50 sites worldwide; update on the first indication that may advance from Stage 1 to Stage 2 now anticipated in the first half of 2023

Completed initial enrollment of the third dose level in the dose escalation part of the Phase 1b/2 trial of Nana-val in EBV+ solid tumors; preliminary data to be presented at the ESMO-IO Congress 2022

Cash, cash equivalents and investments of $77.1 million as of September 30, 2022, provides projected runway into mid-2024

San Diego, November 10, 2022 – Viracta Therapeutics, Inc. (Nasdaq: VIRX), a precision oncology company focused on the treatment and prevention of virus-associated cancers that impact patients worldwide, today reported financial results for the third quarter of 2022 and provided an update on recent corporate developments.

“My enthusiasm for our vision of building a premier precision oncology company focused on helping patients with virus-associated cancers worldwide has only grown during my initial weeks at the helm of Viracta,” said Mark Rothera, President and Chief Executive Officer of Viracta. “Our Nana-val program in Epstein-Barr virus-positive lymphomas continues to make good progress, with the activation of trial sites in the US, Europe and Asia and the implementation of a global medical science liaison team to provide on-the-ground support for our pivotal NAVAL-1 trial. In parallel, our Phase 1b/2 trial in Epstein-Barr virus-positive solid tumors has generated a high level of interest from patients and physicians as we investigate the optimal dose level in solid tumors. With Nana-val’s clinical proof of concept data in lymphoma providing a strong foundation on which to build and a cash runway into mid-2024, I believe Viracta is well positioned for its next phase of development and growth.”

Third Quarter 2022 and Recent Highlights

Clinical

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Continued advancement and global expansion of NAVAL-1, the pivotal trial of Nana-val (an all-oral combination of nanatinostat and valganciclovir) for the treatment of patients with relapsed/refractory EBV+ lymphoma. NAVAL-1 employs a Simon two-stage design where patients are enrolled into six indication cohorts based on EBV+ lymphoma subtype in Stage 1. If a pre-specified activity threshold is reached within an indication in Stage 1 (n=10), additional patients will be enrolled in Stage 2 for a total of 21 patients. EBV+ lymphoma subtypes demonstrating promising activity in Stage 2 may be further expanded following discussion with regulators to potentially support registration. If successful, the Company believes NAVAL-1 could lead to multiple new drug application filings across various EBV+ lymphoma subtypes. An update on NAVAL-1’s first indication that may advance from Stage 1 to Stage 2 of the trial is now anticipated in the first half of 2023. Early study progress has been impacted by a higher-than-expected screen failure rate in the trial and extended trial site start-up timelines attributable to the lingering effects of the COVID-19 pandemic, both of which have now been accounted for in the Company’s enrollment projections. Viracta believes it is in a strong position as it moves into 2023, with more than 50 clinical sites open worldwide, the widespread adoption of the recent protocol amendment to expand the eligible peripheral T cell lymphoma population to second-line, and the implementation of a global medical science liaison team. Further expansion of the study site footprint is expected to continue.

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Completed initial enrollment of the third dose level in the dose escalation part of the Phase 1b/2 trial of Nana-val in patients with EBV+ recurrent/metastatic nasopharyngeal carcinoma (R/M NPC) and other EBV+ solid tumors. No dose-limiting toxicities (DLTs) have been reported from the first two dose levels. Consequently, Viracta has amended the trial protocol to include additional dose levels in the trial’s Phase 1b dose escalation portion, which is designed to determine the recommended Phase 2 dose (RP2D). Safety and preliminary efficacy data from the early dose levels will be presented at the European Society for Medical Oncology (ESMO) Immuno-Oncology Congress in December 2022. Viracta anticipates initiating the Phase 2 portion of the trial in the second half of 2023, where up to 60 patients with EBV+ R/M NPC will be randomized to receive Nana-val at the RP2D with or without pembrolizumab.

“We have been very pleased with the progress made in the solid tumor study, as we have advanced to the third dose level,” said Dr. Lisa Rojkjaer, Chief Medical Officer of Viracta. “The study began by evaluating the recommended Phase 2 dose from the Phase 1b/2 lymphoma study (nanatinostat 20 mg daily, 4 days per week plus valganciclovir 900 mg daily). Increasing nanatinostat to 30 mg daily, 4 days per week, has not been associated with any dose-limiting toxicity, and the dose escalation process continues in order to select a recommended Phase 2 dose for our solid tumor program. We are grateful to our investigators for their continued support of the trial.”

Regulatory

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Received orphan drug designation from the European Commission for Nana-val for the treatment of peripheral T-cell lymphoma. This was Nana-val’s first orphan drug designation in Europe and fifth globally. The U.S. Food and Drug Administration previously granted Nana-val orphan drug designation for the treatment of T-cell lymphoma, post-transplant lymphoproliferative disorder, plasmablastic lymphoma, and EBV+ diffuse large B-cell lymphoma, not otherwise specified.

Corporate and Thought Leadership

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Appointed Mark Rothera as President, Chief Executive Officer, and member of the Board of Directors to lead Viracta in its next phase of strategic growth. Mr. Rothera has over three decades of experience in the biopharmaceutical industry, with a strong record of later stage development strategy, commercialization and global leadership, including driving the successful build of multiple biotech companies, predominantly in the field of rare or specialty diseases. Mr. Rothera’s predecessor at Viracta, Dr. Ivor Royston, continues to support the Company in his capacity as a Board Member.
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Appointed Jane Chung, R.Ph., as an independent member of the Board of Directors. Ms. Chung has over 20 years of commercial leadership experience in the pharmaceutical and biotechnology industry, focused mostly on innovative oncology medicines and broadly across executive management, franchise leadership, marketing, sales, operations, and market access functions. She is currently the Chief Commercial Officer at Sutro Biopharma.
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Chief Scientific Officer Ayman Elguindy, Ph.D., elected to the Governing Board of the International Association for Research on Epstein-Barr Virus and Associated Diseases (EBV Association). The EBV Association is a 35-year-old non-profit organization that promotes research on EBV and EBV-related diseases.

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Anticipated 2022 and 2023 Milestones

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Present safety and preliminary efficacy data from the initial dose levels of the Phase 1b/2 trial of Nana-val in advanced EBV+ solid tumors at the ESMO-IO Congress in December 2022
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Update on the first indication in the NAVAL-1 study that may advance from Stage 1 to Stage 2 is anticipated in the first half of 2023
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Updates from additional indication(s) in the NAVAL-1 study are anticipated in 2023
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Initiation of the Phase 2 randomized expansion cohort of the Phase 1b/2 trial of Nana-val in R/M EBV+ NPC is anticipated in the second half of 2023
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Initiation of the exploratory proof-of-concept cohort of the Phase 1b study of Nana-val in other advanced EBV+ solid tumors (e.g., gastric cancer, lymphoepithelioma, and leiomyosarcoma) is anticipated in the second half of 2023

Third Quarter 2022 Financial Results

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Cash position – Cash, cash equivalents and short-term investments totaled approximately $77.1 million as of September 30, 2022, which Viracta expects will be sufficient to fund its operations into mid-2024, excluding any incremental borrowing under its previously announced $50.0 million credit facility from Silicon Valley Bank and Oxford Finance.
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Research and development expenses – Research and development expenses were approximately $7.1 million and $19.6 million for the three and nine months ended September 30, 2022, respectively, compared to approximately $7.1 million and $16.6 million for the same periods in 2021. The change in research and development expenses was primarily due to increases in costs incurred to support the advancement and expansion of our clinical development programs, including incremental costs to support NAVAL-1, our pivotal trial in R/R EBV+ lymphoma, and the initiation of our Phase 1b/2 trial for the treatment of EBV+ solid tumors, as well as an increase in headcount and non-cash share-based compensation.
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Purchased and acquired in-process research and development – Purchased and acquired in-process research and development expenses of $4.0 million and $88.5 million were recorded for the three and nine months ended September 30, 2021. The expenses were related to the $4.0 million payment associated with the termination of the collaboration and license agreement with Shenzhen Salubris Pharmaceutical Co. Ltd. Non-cash and non-recurring costs of $84.5 million were related to the write-off of in-process research and development acquired in the merger with Sunesis Pharmaceuticals.
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General and administrative expenses – General and administrative expenses were approximately $10.9 million and $19.5 million for the three and nine months ended September 30, 2022, respectively, compared to $3.7 million and $11.4 million for the same periods in 2021. The increase was largely due to a non-recurring share-based compensation expense of $5.6 million associated with modifications to certain equity awards in conjunction with a separation agreement for the former Chief Executive Officer. In addition, $0.8 million in severance-related charges were recorded in the three and nine months ended September 30, 2022 in accordance with the terms of the separation agreement.
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Gain on royalty purchase agreement – The gain on royalty purchase agreement for the nine months ended September 30, 2021, was associated with upfront proceeds of $13.5 million recorded in connection with the multi-license milestone and royalty monetization transaction with XOMA (US) LLC.
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Adjusted loss from operations – Adjusted loss from operations for the three and nine months ended September 30, 2021 excluded the non-recurring operating expenses associated with the write-off of in-process research and development acquired in the merger and the termination agreement with Salubris

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Pharmaceutical Co. Ltd. (a non-GAAP measure) of $10.8 million and $14.5 million, respectively. There was not a comparative adjustment to loss from operations for the three and nine months ended September 30, 2022.
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Net loss – Net loss was approximately $17.7 million, or $0.47 per share (basic and diluted) for the quarter ended September 30, 2022, compared to a net loss of $14.9 million or $0.40 per share (basic and diluted) for the same period in 2021. Net loss was approximately $38.9 million, or $1.03 per share (basic and diluted) for the nine months ended September 30, 2022, compared to a net loss of $103.3 million or $3.44 per share (basic and diluted) for the same period in 2021.

About Nana-val (Nanatinostat and Valganciclovir)

Nanatinostat is an orally available histone deacetylase (HDAC) inhibitor being developed by Viracta. Nanatinostat is selective for specific isoforms of Class I HDACs, which are key to inducing viral genes that are epigenetically silenced in Epstein-Barr virus (EBV)-associated malignancies. Nanatinostat is currently being investigated in combination with the antiviral agent valganciclovir as an all-oral combination therapy, Nana-val, in various subtypes of EBV-associated malignancies. Ongoing trials include a pivotal, global, multicenter, open-label Phase 2 basket trial in multiple subtypes of relapsed/refractory EBV+ lymphoma (NAVAL-1) as well as a multinational Phase 1b/2 trial in patients with EBV+ recurrent or metastatic nasopharyngeal carcinoma and other EBV+ solid tumors.

About EBV-Associated Cancers

Approximately 90% of the world's adult population is infected with Epstein-Barr virus (EBV). Infections are commonly asymptomatic or associated with mononucleosis. Following infection, the virus remains latent in a small subset of cells for the duration of the patient's life. Cells containing latent virus are increasingly susceptible to malignant transformation. Patients who are immunocompromised are at an increased risk of developing EBV+ lymphomas. EBV is estimated to be associated with approximately 2% of the global cancer burden including lymphoma, nasopharyngeal carcinoma and gastric cancer.

About Viracta Therapeutics, Inc.

Viracta is a precision oncology company focused on the treatment and prevention of virus-associated cancers that impact patients worldwide. Viracta’s lead product candidate is an all-oral combination therapy of its proprietary investigational drug, nanatinostat, and the antiviral agent valganciclovir (collectively referred to as Nana-val). Nana-val is currently being evaluated in multiple ongoing clinical trials, including a pivotal, global, multicenter, open-label Phase 2 basket trial for the treatment of multiple subtypes of relapsed/refractory Epstein-Barr virus-positive (EBV+) lymphoma (NAVAL-1), as well as a multinational, open-label Phase 1b/2 trial for the treatment of EBV+ recurrent or metastatic nasopharyngeal carcinoma and other EBV+ solid tumors. Viracta is also pursuing the application of its inducible synthetic lethality approach in other virus-related cancers.

For additional information please visit www.viracta.com.

Forward Looking Statements

This communication contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding: the details, timeline and expected progress for Viracta's ongoing and anticipated trials and updates regarding the same, the announced changes to management, Viracta’s plans to provide future updates on NAVAL-1; expectations regarding the Company’s pipeline and potential products; Viracta's cash projections and the sufficiency its cash and cash equivalents to fund operations into 2024; the expected 2022 and 2023 milestones and key upcoming events and their significance, statements concerning or implying Viracta's future performance, goals and potential, and the ability of management personnel to contribute to the execution of Viracta's vision, performance, goals and potential.

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Risks and uncertainties related to Viracta that may cause actual results to differ materially from those expressed or implied in any forward-looking statement include, but are not limited to: Viracta's ability to successfully enroll patients in and complete its ongoing and planned clinical trials; Viracta's plans to develop and commercialize its product candidates, including all oral combinations of nanatinostat and valganciclovir; the timing of initiation of Viracta's planned clinical trials; the timing of the availability of data from Viracta's clinical trials; previous preclinical and clinical results may not be predictive of future clinical results; the timing of any planned investigational new drug application or new drug application; Viracta's plans to research, develop and commercialize its current and future product candidates; the clinical utility, potential benefits and market acceptance of Viracta's product candidates; Viracta's ability to manufacture or supplying nanatinostat, valganciclovir and pembrolizumab for clinical testing; Viracta's ability to identify additional products or product candidates with significant commercial potential; developments and projections relating to Viracta's competitors and its industry; the impact of government laws and regulations; Viracta's ability to protect its intellectual property position; and Viracta's estimates regarding future expenses, capital requirements and need for additional financing in the future.

These risks and uncertainties may be amplified by the COVID-19 pandemic, which has caused significant economic uncertainty. If any of these risks materialize or underlying assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the caption "Risk Factors" and elsewhere in Viracta's reports and other documents that Viracta has filed, or will file, with the SEC from time to time and available at www.sec.gov.

The forward-looking statements included in this communication are made only as of the date hereof. Viracta assumes no obligation and does not intend to update these forward-looking statements, except as required by law or applicable regulation.

Investor Relations Contact:

Ashleigh Barreto

Head of Investor Relations & Corporate Communications

Viracta Therapeutics, Inc.

abarreto@viracta.com

SOURCE Viracta Therapeutics, Inc.

Financial tables attached

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Viracta Therapeutics, Inc.
Selected Balance Sheet Highlights
(in thousands)

	September 30,	December 31,
	2022	2021
	(Unaudited)
Cash, cash equivalents and short-term investments	$77,067	$103,554
Total assets	$82,198	$108,552
Total liabilities	$14,386	$14,181
Stockholders' equity	$67,812	$94,371

Viracta Therapeutics, Inc.
Condensed Consolidated Statement of Operations and Comprehensive Loss
(in thousands except share and per share data)
(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Operating expenses:
Research and development	$7,139	$7,088	$19,559	$16,558
Purchased and acquired in-process research and development	—	4,000	—	88,478
General and administrative	10,939	3,711	19,456	11,422
Total operating expenses	18,078	14,799	39,015	116,458
Gain on Royalty Purchase Agreement	—	—	—	13,500
Loss from operations	(18,078)	(14,799)	(39,015)	(102,958)
Total other income (expense)	335	(115)	144	(357)
Net loss	(17,743)	(14,914)	(38,871)	(103,315)
Unrealized loss on short-term investments	(199)	—	(199)	—
Comprehensive loss	(17,942)	(14,914)	(39,070)	(103,315)
Net loss per share, basic and diluted	$(0.47)	$(0.40)	$(1.03)	$(3.44)
Weighted-average common shares outstanding, basic and diluted	37,705,517	37,353,418	37,614,166	29,995,784

Viracta Therapeutics, Inc.
Reconciliation of GAAP Loss from Operations to Adjusted Loss from Operations
(in thousands)
(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

Loss from operations	$(18,078)	$(14,799)	$(39,015)	$(102,958)
Less: Purchased and acquired in-process research and development	—	4,000	—	88,478
Adjusted loss from operations	$(18,078)	$(10,799)	$(39,015)	$(14,480)

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